Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2007, relating to the consolidated financial statements of Altus Pharmaceuticals Inc. appearing in the Annual Report on Form 10-K of Altus Pharmaceuticals Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche llp
Boston, Massachusetts
August 8, 2007